EXHIBIT 10.47

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into and effective as of October 27, 1999 (the "Effective Date"), by and between LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and JACK HOLLADAY, M.D., M.S.E.E. an individual residing in the State of Texas
(the "Employee").

                                    RECITALS
                                    --------

            A. The Employee desires to be employed by the Company with a title to be conferred immediately upon assuming the duties of the position for which the Employee is employed.

            B. The Company desires to retain the Employee upon the terms and conditions herein set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Employment of the Employee. Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts such employment and agrees to perform the services specified herein.

         2. Duties. The Employee shall hold the title of and serve as Medical Director of the Company and have authority and responsibility in accordance with policies and practices of the Company. The Employee shall report to and be subject to the direction of the Chief Executive Officer of the Company or such person's designee. During the term of employment hereunder, the Employee shall:

            (a) Perform, to the best of the Employee's ability, those duties reasonably assigned to the Employee from time to time;

            (b) Devote the Employee's full time and first priority business efforts to the Company's business, provided that nothing herein shall prohibit the Employee from spending reasonable amounts of time for personal affairs, including, without limitation, managing his personal investments, current consulting relationships pursuant to Exhibit A; and

            (c) Carry out the Company's policies and directives in a manner that will promote and develop the Company's best interests.

         3. Base Salary. In consideration of the Employee satisfying the Employee's obligation under this Agreement, the Employee will receive a base salary (the "Base Salary") which will be calculated at an annual rate of Two Hundred Thousand Dollars ($200,000). The Base Salary shall be payable in equal installments in accordance with the Company's customary mode of salary payments for employees of the Company and shall be subject to the Company's standard withholdings for applicable taxes and benefit contributions. If the Company establishes a refractive laser center in the Orlando area, Employee and the Company shall review Employee's compensation in light of services to be provided by the Employee at such center.

         4. Stock Options. The Employee will be granted options to purchase 200,000 shares of the Company's common stock (the "Stock Options") on the last to occur of the following dates (such date to be referred to as the "Approval Date"): (i) October 14, 1999, the date on which the Company's Board of Directors approved the grant of the Stock Options, and (ii) the date on which this Agreement is executed by both the Company and the Employee. The Stock
Options shall be granted pursuant to and shall be governed by the terms of the Company's 1996 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan") and the award agreement to be delivered to the Employee pursuant to the Equity Incentive Plan. The Stock Options shall be granted at an option price per share equal to the Fair Market Value per share (as defined in the Equity Incentive Plan) on the Approval Date and shall vest as set forth in Exhibit B.

         5. Fringe Benefits. During the term of employment hereunder, the Employee shall be entitled to those fringe benefits and perquisites set forth on Exhibit A hereto.

         6. Expenses. The Company shall reimburse the Employee for reasonable costs and expenses, including, but not limited to, expenses for travel, lodging and meals, incurred in connection with the performance of the Employee's duties hereunder. In order for the Employee to be eligible for reimbursement, the Employee shall comply with the Company's relevant policies, procedures and guidelines established and implemented from time to time by the Company.

         7. Terms of Employment; Severance.

            (a) The term of this Agreement shall begin on the date hereof and shall continue for the three year period immediately thereafter, unless sooner terminated as provided in this Section 7 (the "Initial Term"). Unless either party shall give notice of intent not to renew this Agreement to the other party at least 60 days prior to the end of the Initial Term or any Renewal Term (as defined herein), the term of this Agreement shall, on each such anniversary date, be automatically extended for successor terms of one year each (each a "Renewal Term").

            (b) Notwithstanding the foregoing, the Employee's employment hereunder may be terminated by the Company at any time for Cause. Such termination shall be effective upon the Company providing written notice to the Employee as to the effective date of termination.

            (c) Notwithstanding the foregoing, the Employee's employment hereunder shall terminate in the event of the Employee's death or Disability (as defined in Section 10).

            (d) Notwithstanding the foregoing, the Employee's employment hereunder may be terminated by the Company at any time for Good Reason (as defined in Section 10) upon prior written notice to the Company specifying therein the grounds for termination and the effective date of termination.

            (e) In addition to all other rights of the Employee and obligations of the Company described herein which arise or continue upon termination of the Employee's employment hereunder for any reason whatsoever, the Company shall pay to the Employee all salary and benefits earned through the effective date of termination.

         8. Restriction Against Competition.

            a) In consideration of the Compensation to be received hereunder, the Employee agrees that while he is employed by the Company pursuant to this Agreement, and during the eighteen months period following the effective date of termination of this Agreement, for any reason, the Employee shall not, directly or indirectly, as a stockholder, partner, officer, director, agent, consultant, employee, or otherwise:

                (i) engage in any  business  that  competes  with the
            business of the Company ("Company" defined in Sections 8, 9 and 10(b) herein to mean all Subsidiaries, Affiliates, divisions, successors, and assigns of the Company and any of their Subsidiaries or Affiliates) anywhere within the United States and such other countries that the Company is then conducting its business; provided, however, that the foregoing shall not prohibit the Employee's ownership of up to 1% of the outstanding shares of capital stock of any corporation whose securities are publicly traded on a national or regional stock exchange;

                (ii) purposefully interfere or attempt to interfere with any of the Company's contracts (regardless of whether these contracts are in writing or verbal) or business relationships or advantages existing and in effect as of the effective date of termination of this Agreement;

                (iii) solicit for employment, either directly or indirectly, for himself or for another, any of the technical or professional employees who are or were employed by the Company during the eighteen month period following the termination of this Agreement; and

                (iv)   purposefully   interfere   with  the  business
            relationship of or solicit the business or orders of Persons
            (a) who are the Company's customers on the effective date of termination of this Agreement, or one year prior thereto, or
            (b) a prospective or potential customer of the Company, except that with respect to the eighteen month period following the effective date of termination of this Agreement, such restriction shall apply only to prospective or potential customers (1) to whom the Company has submitted a formal quotation within the one year prior to the effective date of termination of this Agreement, or (2) that have been previously listed or identified by the Company as a business prospect at any time during the six months preceding the effective date of termination.

            (b) The parties agree that if the Employee commits or threatens to commit a breach of the covenants of this Section 8, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the parties and that money damages may not provide an adequate remedy therefor.

         9. Protection of Confidential Information and Trade Secrets of the Company.

            (a) Confidentiality. During the term of this Agreement and for a period of three years after any termination or expiration thereof, the Employee agrees that the Employee will not use for the Employee or others or divulge or convey to others any secret or confidential information, knowledge or data of the Company obtained by the Employee during his employment with the Company. Such information, knowledge or data includes but is not limited to secret or confidential matters: (i) of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, machines, inventions, intellectual property, computer programs and similar items or research projects; (ii) of a business nature such as, but not limited to, information about the cost, purchasing, profits, markets, sales or customers; and (iii) pertaining to future developments such as, but not limited to, research and development, future marketing or merchandising plans and future expansion plans. The term "secret or confidential information, knowledge or data" shall not be deemed to include information that is published, information that is generally known throughout the industry, or which generally is available to the industry without restriction through no fault of the Employee.

            (b) Injunctive Relief. The Employee agrees that the Company's remedies at law for any breach or threat of breach by him of the provisions of paragraph (a) of this Section 9 will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of paragraph (a) of this Section 9 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled at law or equity.

            (c)  Return  of  Documents  and  Other Property.   Upon  the
         termination of the Employee's employment with the Company, or at any time upon the request of the Company, the Employee shall deliver to the Company (i) all documents and materials containing secret or confidential information, knowledge or data relating to the Company's business and affairs, and (ii) all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Employee.


            (d) Intellectual Property Rights. The Employee acknowledges and agrees that in consideration for his employment with the Company and in exchange for the consideration to be paid to the Employee in connection with such employment, all creative works The Employee produces in connection with his employment by the Company which relate to the Company's actual or demonstrably anticipated research or development, including, without limitation, any invention, formula, pattern, compilation, computer program (and related documentation and source code), device, method, technique, drawing, process or other intellectual property or property right (collectively, "Intellectual Property"), shall be considered to have been prepared for the Company as a part of and pursuant to the Employee's employment with the

         Company. The Employee shall disclose to the Company the existence of such Intellectual Property when he becomes aware of its existence, and the Employee agrees that any such Intellectual Property shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. The Employee agrees to execute any documents which the Company deems necessary to protect the Company's interest, including assignments, and further agrees to give evidence and testimony and take any other reasonable actions as may be necessary, to secure and enforce the Company's rights.

            Notwithstanding anything set forth in this Section 9(d) to the contrary, the parties acknowledge and agree that any Intellectual Property that the Employee (i) has developed or was in the process of developing prior to the Effective Date or which he develops during the Term, and (ii) has not used any of the Company's resources (whether materials, equipment, supplies, or other employees, contractors or consultants of the Company) in connection with such development, shall be owned by the Employee (the "Employee Intellectual Property"); provided, however, the Employee shall promptly notify (the "Development Notice") the Company of the existence of such Employee Intellectual Property. The Development Notice shall completely describe the Employee Intellectual Property and the applications for such Employee Intellectual Property. If within 30 days after the Company's receipt of the Development Notice Company notifies the Employee that the Company would like to purchase or license the item of Employee Intellectual Property which is the subject of the Development Notice, then the Company and the Employee shall negotiate in good faith for the purchase or license of such item of Employee Intellectual Property. The Employee agrees that he will not directly or indirectly disclose the existence of the Employee Intellectual Property to any third party unless the Company either notifies the Employee in writing that the Company does not elect to purchase or license the Employee Intellectual Property or the Company fails to notify the Employee of its intent with regard to the purchase or license of the Employee Intellectual Property within 30 days after the date of the Company's receipt of the Development Notice.

        10. Certain Defined Terms. For purposes of this Agreement, the following definitions shall apply:

            (a) "Affiliate" shall mean with respect to any Person, (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or (ii) any Person who is a director or officer (A) of such Person, (B) of any Subsidiary of such Person, or
         (C) of any Person described in the foregoing clause (i). For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 20% of the outstanding voting securities of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            (b) "Cause" shall mean any of the following:

                (i) The Employee's conviction of or plea of no contest to any crime involving moral turpitude, the theft or willful destruction of money or other property of the Company or his conviction of or plea of no contest to any felony crime;

                (ii)  The   Employee's   inability   to  perform  his
            responsibilities due to his abuse or misuse of alcohol or prescribed drugs or any use of illegal drugs;

                (iii)   The    Employee's    commission   of   theft,
            embezzlement or fraud against the Company;

                (iv) The Employee has willfully damaged the Company's
            property, business reputation, or good will;

                (v) Unsatisfactory performance by the Employee of his job or duties hereunder that is not cured within 10 days after the Employee is notified of such unsatisfactory performance; or

                (vi)   The   Employee's   insubordination   or  other
            misconduct as determined by the Company in its sole and absolute discretion.

            (c) "Compensation" shall mean, with respect to any Person, all payments and accruals, if any, commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of equity options or phantom equity options or similar arrangements, equity appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person, plus auto benefits provided to such Person, if any.

            (d) "Disability" shall mean the inability, by reason of illness or other incapacity, of the Employee substantially to perform the duties of his then regular employment with the Company, which inability is reasonably determined by the Company and continues for at least 90 consecutive days, or for shorter periods aggregating 120 days during any consecutive twelve-month period.

            (e) "Good Reason" shall mean any material breach or default by the Company that is not cured within 30 days after the Company is notified of such breach.


            (f) "Person" shall mean an individual or a corporation, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

            (g) "Subsidiary" shall mean as to any Person a corporation, partnership or other entity of which 25% or more of the outstanding shares of voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof. Consolidated

         Subsidiary shall mean any Subsidiary of which 51% or more of the outstanding shares or voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof.

        11. Payments. Except as specifically provided herein, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Employee from any source or which the Employee could have obtained upon seeking other employment; provided that the Company shall be permitted to make all payments pursuant to this Agreement net of any legally required tax withholdings.

        12. Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all litigation costs and reasonable attorneys' fees and expenses from the non-prevailing party.

        13. Entire Agreement. This Agreement comprises the entire agreement between the parties hereto and as of the date of this contract, supersedes, cancels and annuls any and all prior agreements between the parties hereto with respect to the Employee's provision of services to the Company, including, without limitation, any consulting arrangement between Employee and the Company.

        14. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any portion so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such portion to the fullest extent possible while remaining lawful and valid.

        15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives. The Company may assign this Agreement to any successor or assignee to its business without the written consent of the Employee. The Employee may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company.

        16.  Notices.   Any  notice  required  or  permitted  pursuant  to  the
provisions of this Agreement shall be deemed to have been properly given if in writing and when received by certified or registered United States mail, postage prepaid, by overnight courier, telecopy or when personally delivered, addressed as follows:

                  If to the Company:

                           LaserSight Technologies, Inc.
                           3300 University Boulevard
                           Suite 140
                           Winter Park, Florida  32792
                           Attn:  President
                           Fax No.: (407) 678-9982

                  If to the Employee:

                           Jack Holladay, M.D., M.S.E.E.
                           5108 Braeburn Drive
                           Bellaire, Texas 77401
                           Fax No.: (713) 669-9153

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section. Telecopy notices must be followed up with the original by certified mail, postmarked within one business day of the date of the telecopy.

        17. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

        18. Controlling Law. This Agreement shall be construed in accordance with the laws of the State of Florida, except for its choice of law provisions. The parties do hereby irrevocably submit themselves to the personal jurisdiction of the United States Federal Court for the Middle District of Florida and do hereby irrevocably agree to service of such Court's process on them.

        19. Headings. Section headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof.

        20. Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has executed this Agreement, all as of the first day and year written above.


                                     LASERSIGHT TECHNOLOGIES, INC.


                                     By:    /s/Michael R. Farris
                                            -------------------------
                                     Title: Chief Executive Officer
                                            -------------------------


                                     "EMPLOYEE"

                                     /s/Jack Holladay
                                     -----------------------------
                                     Jack Holladay, M.D., M.S.E.E.

                                    EXHIBIT A
                                    ---------

                         Current Consulting Arrangements

A-Scan and IOL Companies that use the Holladay Formulas - Intraocular Lens
     Calculations and Outcomes
Refractive Consulting Group with Dr. Kezirian - Refractive Consultant Software
     Program for Multifactorial Regression Analysis
Keravision - Analysis of visual acuity results regarding topography and the need for a prolate corneal shape
Holladay Consulting  - Sub  Chapter  S  Corporation  for  Software  Sales  of
     the Holladay  IOL  Consultant  and  Surgical  Outcomes   Assessment
     Program Software for Intraocular lens power calculations and Outcomes analysis

                                    EXHIBIT B
                                    ---------

                         Stock Options Vesting Schedule

1. Fifty Thousand  Options vested upon  execution of employment  agreement.
2. Fifty Thousand Options vested on first year anniversary of employment.
3. Fifty Thousand  Options  vested on second year  anniversary  of  employment.
4. Fifty Thousand Options vested on third year anniversary of employment.

                                    EXHIBIT C
                                    ---------

                                 Fringe Benefits

                                  See Attached


        The following is a brief summary of benefits offered to the Employee by the Company. Reference should be made to the benefits package supplied by the Company for a full explanation of each benefit. Each benefit described herein is subject to the terms, qualifications, limitations and conditions of the Company's benefit programs, as amended from time to time, and benefits may be changed, modified, terminated, increased or decreased from time to time. In order for the Employee to be eligible for certain Company benefits the Employee may be required to make the contributions required by such benefit plans.

         1.     Health insurance for the Employee and his eligible dependents.
         2.     Disability insurance for the Employee.
         3.     Life insurance for the Employee.
         4.     Ability to participate in the Company's 401(k) Plan.
         5. $6,000 moving expense allowance to be paid to Employee in monthly payments of $500 during each of the initial 12 months of the Initial Term.